Exhibit 24.1

SPECIAL FINANCIAL POWER OF ATTORNEY

Know all men by these presents, that I, Joel C. Peterson of Salt Lake City, Salt Lake County, Utah, have made, constituted and appointed and by these presents do make, constitute and appoint DANIEL S. PETERSON of Salt Lake County, Utah, my true and lawful attorney, for me and in my name, place and stead to do any and every act and exercise any and every power that I might or could do or exercise through any other person and that my said attorney shall deem proper and advisable, intending hereby to vest in him a full and universal power of attorney, including but not limited to, the following powers:

11.  To exercise such other power as may be necessary or desirable in the management of my properties and affairs, whether the same be of like kind or character to those herein enumerated or not; in particular to enable my said attorney to act under changed conditions, the exact nature of which cannot now be foreseen, it being intended to vest in my said attorney, and I so hereby vest in my said attorney, full power to control and manage my property and affairs, giving and granting to my said agent and attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in connection therewith as fully to all intents and purposes, as I might or could do if personally present, hereby ratifying and confirming whatsoever my said agent and attorney-in-fact shall or may do by virtue hereof.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of September, 2008.

/s/ Joel C. Peterson
Joel C. Peterson

STATE OF UTAH )
) ss.:
COUNTY OF SALT LAKE )

On the 8th day of September, 2008, personally appeared before me JOEL C. PETERSON, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

/s/
Notary Public